Exhibit 99.3

Investor Contact: Jeremy Friedman

Executive Vice President and Chief Financial Officer

978 570 6900

Jeremy.friedman@accellent.com

Accellent Announces Proposed Private Offering of

$315 Million Senior Subordinated Notes Due 2017

Wilmington, MA (October 14, 2010) — Accellent Inc. (“Accellent” or the “Company”), a wholly-owned subsidiary of Accellent Holdings Corp., announced today that it intends, subject to market and other conditions, to offer $315 million aggregate principal amount of senior subordinated notes due 2017 (the “Notes”) in a private offering that is exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”). The Company expects that the Notes will be guaranteed, with certain exceptions, by all of the Company’s existing and future domestic restricted subsidiaries on a senior subordinated basis.

The Company intends to use the net proceeds from the offering of the Notes to finance its announced cash tender offer to repurchase any and all of its outstanding 10 1/2% Senior Subordinated Notes due 2013 (the “2013 Notes”) and to redeem any and all of the 2013 Notes that remain outstanding following the consummation of the tender offer.

The Notes and related guarantees will be offered only to qualified institutional buyers in reliance on the exemption from registration set forth in Rule 144A under the Securities Act, and outside the United States to non-U.S. persons in reliance on the exemption from registration set forth in Regulation S under the Securities Act. The Notes and the related guarantees have not been registered under the Securities Act, or the securities laws of any state or other jurisdiction, and may not be offered or sold in the United States without registration or an applicable exemption from the Securities Act and applicable state securities or blue sky laws and foreign securities laws.

This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, any securities, nor shall there be any sales of securities mentioned in this press release in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

About Accellent

Accellent provides fully integrated outsourced manufacturing and engineering services to the medical device industry in the cardiology, endoscopy, drug delivery, neurology and orthopaedic markets. Accellent has broad capabilities in design and engineering services, precision component fabrication, finished device assembly and complete supply chain management. These capabilities enhance customers’ speed to market and return on investment by allowing them to refocus internal resources more efficiently.

Forward-Looking Statements

This press release includes “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended. All statements included herein, other than statements of historical fact, may constitute forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Important factors that could cause actual results to differ materially from the Company’s expectations are disclosed in the risk factors contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 filed with the Securities and Exchange Commission on March 31, 2010. All forward-looking statements are expressly qualified in their entirety by such risk factors.